Exhibit 10.4

Equity Transfer Agreement

Transferor:	SGB International Holdings Inc.		(Hereinafter referred to as “Party A”)

Address :

Legal Representative:	Shibi Chen	Position:	Director

Transferee:	HQ Investments Limited		(Hereinafter referred to as “Party B”)

Address :

Legal Representative :		Position:

DRAGON INTERNATIONAL RESOURCES GROUP CO., LIMITED was established on October 5, 2010 in Hong Kong and wholly owned by the Party A. The total paid up value of shares issued was HK $ 10 million. Party A is willing to transfer its own 100% share equity to Party B, and Party B is willing to undertake the share equity and the company's management. Both parties’ boards have to consider the share equity transfer matters to consent a resolution. Party A's board of directors and shareholders agreed to give up the preemptive rights. Now both parties in accordance with the provisions "of the HKSAR Basic Law", and by consensus, on the transfer of ownership issues, agree as follows:

1)	Consideration and Payment

a)	CONSIDERATION

Party A holds 100% stake in the company, the total purchase price for the transfer of share equities from the First Party A to Party B is ONE MILLION HONG KONG DOLLARS (HKD$ 1,000,000.00) (hereinafter referred to as the “Consideration”).

b)	PAYMENT

Party B shall, in accordance with the time schedule and the method(s) referred to below, pay Party A the Consideration:

Party B shall, after the completion of Equity Transfer in the Company within 7 working days by Cash or bank transfer, pay Party A ONE MILLION HONG KONG DOLLARS (HKD$1,000,000.00)

1. After Party B paid the consideration, 2.both sides have completed the sale and purchase documents and payment of stamp duty, Party B has solely owned 100% stake of DRAGON INTERNATIONAL RESOURCES GROUP CO.

2)	Guarantee

Party A hereby guarantees that it has all requisite power, authority and legal capacity to execute and deliver this Agreement, and the equity interests is free from any lien or hypothec, and without any third party recourse. Otherwise, Party A shall bear all legal liabilities herein arise.

3)	Creditor and Debtor responsibilities:

Before the parties have affixed their signatures on the Agreement, Party A shall inform all the debts before transfer the equity to Party B. Party B reserve the right of claim if loss induced from the debts after becoming the sole shareholder of the company.

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4)	Liability for Breach of Contract:

a)	This Agreement shall become effective after Party A and Party B have affixed their signatures on it; both parties need to take their own responsibilities. If one of the parties fails to implement the provision of the agreement as that party shall be bear the legal liability.

b)	If Party B does not pay the Consideration within the stipulated time specified in Clause 1, the Party B shall pay Party A a penalty sum of 1% of the assignment amount for each overdue day. The result of breach of contract caused the loss to Party A, Party B need to compensate the loss and the breach fine separately if the amount of the breach fine is lower than the actual loss.

c)	Due to the reason of Party A, Party B cannot finish the procedures of equity transfer on time, or affect Party B to achieve the purpose of entering into this agreement. Party A shall be paid the 1% breach fine as compensation to Party B. The result of breach the contract caused the loss to the Party B, Party A need to compensate the loss and the breach fine separately if the amount of the breach fine is lower than the actual loss.

d)	Party A agrees to keep all information, such as customer resources, business information, business channels, trade secrets and other matters, strictly confidential. Also Party A shall not disclose or provide any business information to any third parties in any way, and not use for self-service.

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5)	Modification or rescission agreement:

Both parties may change or terminate this agreement by consensus. Following consultations to change or terminate this agreement, the two sides should further sign a modification or rescission agreement by the witness of a lawyer.

6)	The burden of the costs:

Related expenses incurred in the course of this equity transfer, including but not limited to witness, assessment or audit, change ownership registration and other related costs, shall be absorbed by Party B.

7)	Change the registration formalities:

Party B shall bear all the related costs of the changes of share equity registration. Party A also responsible for assisting obligation and completed it within two days.

Party A has to transfer all its technology, business, financial, material and other information to Party B within 14 days of the date of signing the agreement.

8)	Resolutions of Disputes

In respect of any dispute, controversy or claim arising from the entering, validity, interpretation and undertaking of or related to the Agreement (the “Dispute”), all parties shall settle the Disputes through friendly negotiation. Where a Dispute has not been settled through friendly negotiation, it will through the legislation.

9)	The entry into force

The agreement signed by both parties, stamped and entered into force after the attorney witness. Date of entry into force of this Agreement shall be the date of the transfer of ownership, the company can also changes the shareholders accordingly, and to register the change with the registration authority.

10)	Binding effect and other matters

This Agreement shall be executed in both English and Chinese in four (4) originals respectively, and each party holds one copy, the other copies shall be presented to the competent authorities for approval or record. All the copies have equal legal effect. Above contract by the parties reviewed and verified, special signed and sealed to confirm its entry into force.

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IN WITHNESS WHEREOF the Parties hereto have caused their duly authorized representatives to execute this Agreement as at the first date written above.

Accepted and Agreed to,

Transferor:	Transferee:

(signature and seal of the company)	(signature and seal of the company)

Name	Name

Title	Title

Date	Date